Exhibit 10.4

DATE: 18 July 2022

MSB Global Capital Corp.

(as “MSB”)

and

Quantum Matrix Limited

(“QML”)

and

MANYMANY CREATIONS LIMITED

(“MMCL”)

and

KWAI Bun

(as “Mr. Kwai”)

********************************************************

PROJECT AGREEMENT

********************************************************

Table of Contents

1.	INTERPRETATION	2

2.	SALE AND PURCHASE OF THE COMPANY SHARES	6

3.	COMPLETION	6

4.	LISTING PROJECT	7

5.	SHAREHOLDER’S LOAN	8

6.	EXCLUSIVITY	8

7.	ALTERNATIVE EXIT PLAN	8

8.	CONFIDENTIALITY	9

9.	REPRESENTATIONS AND WARRANTIES	9

10.	NOTICES	10

11.	COSTS AND EXPENSES	11

12.	MISCELLANEOUS	11

13.	GOVERNING LAW AND JURISDICTION	12

SHCEDULE 1

SHCEDULE 2

SHCEDULE 3

THIS PROJECT AGREEMENT (this “Agreement”) is made on 18 July 2022.

BETWEEN:

(1)	MSB Global Capital Corp., a company incorporated in the United States of America with Nevada Business Identification Number NV19971109526 whose registered office is at 50 West Liberty Street, Suite 880, Reno, NV 89501, the United States of America, and having a place of business at Room A122, 16/F, Tower 5, The Gateway, Harbour City, Tsim Sha Tsui, Hong Kong (“MSB”);

(2)	Quantum Matrix Limited, a company incorporated in Hong Kong with company number 2058688 whose registered office is at Unit 1301, Block C, Sea View Estate, 8 Watson Road, Tin Hau, Hong Kong (“QML”);

(3)	MANYMANY CREATIONS LIMITED, a company incorporated in Hong Kong with company number 977391 whose registered office is at Unit 1301, Block C, Sea View Estate, 8 Watson Road, Tin Hau, Hong Kong (“MMCL”, together with QML, the “Company”); and

(4)	KWAI BUN, holder of Hong Kong Identity Card Number K899540(0), of Flat A, 3/F, Unique Tower, 7-9 Wong Nai Chung Road, Happy Valley, Hong Kong (“Mr. Kwai”).

(MSB, QML, MMCL and Mr. Kwai shall be collectively referred to as the “Parties” and each a “Party”.)

RECITALS:

(A)	QML is a limited liability company incorporated in and existing under the laws of Hong Kong. As at the date of this Agreement, QML has an issued share capital of HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each. The share ownership and certain other particulars of QML as at the date hereof are set forth in Part A of Schedule 1.

(B)	MMCL is a limited liability company incorporated in and existing under the laws of Hong Kong. As at the date of this Agreement, MMCL has an issued share capital of HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each. The share ownership and certain other particulars of MMCL as at the date hereof are set forth in Part B of Schedule 1.

(C)	The Company, together with its Listing Vehicle (as defined below) and subsidiaries (the “Group”, any member of the Group, the “Group Company”), is principally engaged in the business of creative media production and provision of avatar technology (collectively, the “Business”). A chart showing the corporate structure of the Group as at the date hereof is set forth in Schedule 2.

(D)	On 23 June 2022, MSB, QML, MMCL and Mr. Kwai have entered into a term sheet on key issues of the Listing Project (as defined below). Mr. Kwai has agreed to sell the Company Shares (as defined below) and MSB has agreed to purchase for the Company Shares upon and subject to the terms and conditions set out in this Agreement.

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(E)	Upon Completion,

(i)	MSB shall own 3,000 shares in QML and MMCL respectively, representing 30% of the entire issue share capital of QML and MMCL respectively; and

(ii)	Mr. Kwai shall own 7,000 shares in QML and MMCL respectively, representing 70% of the entire issue share capital of QML and MMCL respectively.

(F)	As a result of the transaction contemplated by this Agreement, the Group will undergo a corporate reorganisation (the “Reorganisation”) in preparation for the Listing (as defined below). The corporate structure of the Group immediately after the intended Reorganisation is set out in Schedule 3.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals and the Schedules), the following expressions shall have the following meanings unless the context otherwise requires:

“Affiliate”	with respect to either Party, any association, corporation, partnership, joint venture or other entity a majority of whose issued and voting shares or equity interest is owned or controlled directly or indirectly by such Party

“Agreement”	this agreement and including its amendments

“Business Day”	a day on which commercial banks are open for business in Hong Kong (excluding Saturdays, Sundays, public holidays and any weekday on which a Typhoon Signal No. 8 or higher is hoisted or remains hoisted or a black rainstorm warning is given or remains in effect in Hong Kong at any time during 9:00 a.m. to 5:00 p.m.)

“Business”	has the same meaning as ascribed in Recital (C)

“BVI”	the British Virgin Islands

“Companies Ordinance”	the Companies Ordinance (Chapter 622 of the laws of Hong Kong)

“Company Shares”	has the meaning ascribed to it in Clause 2.1

“Completion Date”	18 July 2022 or such other date as agreed by the MSB and Mr. Kwai

“Completion”	the completion of the sale and purchase of the Company Shares with performance by the MSB and Mr. Kwai of their respective obligations in accordance with Clause 3

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“Consideration A”	has the meaning ascribed to it in Clause 2.2.2

“Consideration B”	has the meaning ascribed to it in Clause 2.2.3

“Consideration”	has the meaning ascribed to it in Clause 2.2.3

“Encumbrance”	(i)	any mortgage, charge, pledge, lien, hypothecation, encumbrance or other security arrangement of any kind;

	(ii)	any option, equity, claim, adverse interest or other third party right of any kind;

	(iii)	any arrangement by which any right is subordinated to any right of such third party; or

	(iv)	any contractual right of set-off

“Equity Securities”	with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, shares) or any options, warrants, convertible bonds or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person)

“Exclusivity Period”	has the same meaning as ascribed in Clause 6

“FINRA”	the Financial Industry Regulatory Authority

“GAAP”	the Generally Accepted Accounting Principles

“Group Company”	has the same meaning as ascribed in Recital (C)

“Group”	has the same meaning as ascribed in Recital (C)

“HK$” or “Hong Kong Dollar”	Hong Kong dollars, the lawful currency of Hong Kong Special Region of People’s Republic of China

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

“Law”	any law, statute, regulation, decree, rule which are applicable

“Listing Project”	has the same meaning as ascribed in Clause 4.1

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“Listing Vehicle”	the listing vehicle of the Group for the Listing Project, which is in the process of incorporation in Cayman Islands

“Listing”	the listing of the shares in the Listing Vehicle on the Stock Exchange

“MMCL Shares”	3,000 ordinary shares of MMCL

“PCAOB”	the Public Company Accounting Oversight Board

“Person”	any individual, firm, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government (or agency or political subdivision thereof) or other entity of any kind, whether or not having separate legal personality

“Professional Fees”	costs and expenses incurred in the following activities in relation to the Listing Project, including but not limited to:

(1)	conducting the Reorganisation;

(2)	engaging professional parties, including but not limited to counsel for the underwriters, PCAOB auditors, and other professional parties in relation to the Listing Project;

(3)	paying the listing fees charged by the Stock Exchange;

(4)	paying the registration fees charged by the SEC;

(5)	paying the application fees charged by the FINRA;

(6)	conducting valuation of the Group;

(7)	conducting market research;

(8)	seeking GAAP consultation; and

(9)	paying the underwriting expenses

“Project Period”	has the meaning ascribed to it in Clause 7.1

“Proposed Acquisition”	has the meaning ascribed to it in Clause 7.3

“QML Shares”	3,000 ordinary shares of QML

“Reorganisation”	has the same meaning as ascribed in Recital (F)

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“SEC”	the United States Securities and Exchange Commission

“Shareholder’s Loan”	has the same meaning as ascribed in Clause 5

“Stock Exchange”	has the meaning ascribed to it in Clause 4.1

“Taxation” or “Tax”	all liability to any form of taxes, duties (including, but not limited to deferred tax), imposts, charges, withholdings, levies, rates, any claim for taxation or other governmental impositions of whatever nature whenever and by whatever authority imposed, assessed or charged together with all costs, charges, interests, penalties, fines, expenses, and other additional statutory charges incidental or related to the imposition in Hong Kong, BVI or elsewhere

“United States” or “U.S.” or	the United States of America, its territories, its possessions, and all areas subject to its jurisdiction

“US$” or “United States Dollar”	United States dollars, the lawful currency of United States of America

“%”	per cent

1.2	References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions of which they are re-enactments (whether with or without modification) and shall also include regulations or orders from time to time made pursuant to them.

1.3	For the purposes of this Agreement any reference to a Recital, Clause, sub-Clause or Schedule is a reference to a Recital, Clause, sub-Clause or Schedule of this Agreement, and the Recitals and Schedules form part of and are deemed to be incorporated in this Agreement.

1.4	The headings used in this Agreement and the Schedules are inserted for convenience only and shall be ignored in construing this Agreement.

1.5	In this Agreement words connoting any gender include all genders; words connoting the singular include the plural and words connoting the plural include the singular; and references to persons include bodies corporate or unincorporated.

1.6	A document expressed to be “in the approved terms” means a document the terms of which have been approved by or on behalf of the Parties hereto and a copy of which has been signed for the purposes of identification by or on behalf of the Parties hereto.

1.7	The word “subsidiary” when used herein shall have the same meaning as defined in the Companies Ordinance.

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2.	SALE AND PURCHASE OF THE COMPANY SHARES

2.1	Sale and Purchase of the Company Shares

Subject to the terms of this Agreement, Mr. Kwai shall sell and MSB shall purchase the QML Shares and MMCL shares (collectively, the “Company Shares”) with effect from Completion free from Encumbrance together with all rights now or hereafter attaching thereto including all dividends and distributions or any return of capital declared, made or paid on or after Completion.

2.2	Consideration

2.2.1	Subject to Clause 7, MSB and Mr. Kwai hereby agree that Mr. Kwai shall sell the Company Shares to MSB at the consideration of US$1,000.00 in return for the Shareholder’s Loan made or caused to be made by MSB.

2.2.2	The consideration payable by MSB to Mr. Kwai for the QML Shares shall be the sum of UNITED STATES DOLLARS FIVE HUNDRED (US$500.00) (“Consideration A”).

2.2.3	The consideration payable by MSB to Mr. Kwai for the MMCL Shares shall be the sum of UNITED STATES DOLLARS FIVE HUNDRED (US$500.00) (“Consideration B”, together with Consideration A, the “Consideration”).

2.3	Payment

2.3.1	The Consideration shall be payable by MSB on the Completion Date.

2.3.2	All payments to be made by MSB to Mr. Kwai under this Agreement shall be made by either a cashier order issued by a licensed bank in Hong Kong, or telegraph transfer to the bank account notified to MSB by reasonable prior written notice given by Mr. Kwai, or a cheque drawn on a licensed bank in Hong Kong for the relevant amount and in favour of such party or parties as Mr. Kwai shall direct in writing or by other form of payment acceptable to Mr. Kwai.

3.	COMPLETION

3.1	Time and Place

Completion shall take place at such place as agreed by the Parties on the Completion Date.

3.2	Completion Arrangement

3.2.1	Mr. Kwai shall deliver to MSB at Completion:

(a)	duly executed instruments of transfer and sold notes in respect of the QML Shares in favour of MSB (or its nominee(s)) accompanied by the relevant original certificate(s) for the QML Shares;

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(b)	duly executed instruments of transfer and sold notes in respect of the MMCL Shares in favour of MSB (or its nominee(s)) accompanied by the relevant original certificate(s) for the MMCL Shares;

(c)	original board resolution of QML approving (i) the transfer of the QML Shares; (ii) the issue of share certificate to MSB (or its nominee(s)); and (iii) the entry of the name of MSB (or its nominee(s)) in the register of members of QML; and

(d)	original board resolution of MMCL approving (i) the transfer of the MMCL Shares; (ii) the issue of share certificate to MSB (or its nominee(s)); and (iii) the entry of the name of MSB (or its nominee(s)) in the register of members of MMCL.

3.2.2	MSB shall at Completion:

(a)	pay to Mr. Kwai the Consideration in accordance with Clause 2;

(b)	deliver to Mr. Kwai the original or certified true copy of the board resolutions of MSB approving this Agreement and the execution of the documents to which it is a party for Completion; and

(c)	deliver to Mr. Kwai the original or certified true copy of the board resolutions of MSB’s nominee(s) approving the nominee arrangement contemplated in this Agreement and the execution of the documents to which it is a party for Completion.

4.	LISTING PROJECT

4.1	Listing Project

The Company is seeking to be listed on the Nasdaq Stock Market (the “Stock Exchange”) by way of public offering (the “Listing Project”). The Parties shall cooperate in good faith and use their best efforts to complete the Listing Project.

4.2	Estimated Valuation

The Parties hereby agree that the estimated valuation of the Group shall be ranging from US$60,000,000.00 to US$100,000,000.00.

4.3	Fund-Raising

The Parties hereby agree that the estimated amount of the funds being raised in the Listing Project shall be ranging from US$15,000,000.00 to US$25,000,000.00.

4.4	Public Float

The public float of the Listing Vehicle shall be estimated to be 25%.

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4.5	Reorganisation

The Parties hereby agree that the Group shall undergo the Reorganisation in preparation for the Listing. The corporate structure of the Group immediately after the Reorganisation is set out in Schedule 3. Notwithstanding the Reorganization and the respective constitutions of the companies within the Group, Mr. Kwai shall be one of the directors of the Listing Vehicle and the companies referred to as “BVI_QM” and “BVI_MM” in Schedule 3, having the majority vote in each of their boards before Listing. MSB shall procure all necessary parties to take such necessary acts to give full effect of this Clause.

4.6	Regulatory Compliance

The Parties shall comply with all the securities law and any applicable law of any applicable jurisdiction, or any condition or term of any authorities in connection with the Listing Project. The Company agrees to take all necessary actions to cause the legal status of the shares in the Listing Vehicle as free trading in the event of the occurrence of the Listing Project.

5.	SHAREHOLDER’S LOAN

Subject to Clause 7, MSB shall make or procure its Affiliates to make shareholder’s loans to the Company to settle all the Professional Fees (estimated approximately US$2,000,000.00) in connection with the Listing Project when they respectively become due, including issuance and distribution of the securities in relation to the Listing (collectively, the “Shareholder’s Loan”).

6.	EXCLUSIVITY

6.1	The Company and Mr. Kwai agree that from the date of signing this Agreement until the Listing (the “Exclusivity Period”), the Company shall:

(a)	notify MSB immediately if the Company or its advisors receive any offers or expressions of interest relating to the possible acquisition of the Company Shares (or any part thereof); and

(b)	grant an exclusive right to MSB to manage all corporate finance activities of the Group in relation to the Listing Project, including but not limited to private placement and pre-initial public offering consultations, but excluding, for the avoidance of doubt, such activities which has currently been adopting and are carried out in the ordinary course of the Business according to the usual practice of the Company.

6.2	The Company and Mr. Kwai further agree that the Company shall grant an exclusive right to MSB to manage all corporate finance activities of the Group after the Listing.

7.	ALTERNATIVE EXIT PLAN

7.1	The Parties hereby agree that the Listing Project shall be completed within 36 months upon completion of the Reorganisation (the “Project Period”).

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7.2	If the Listing Project is either (1) failed to complete or (2) withdrawn by Mr. Kwai within the Project Period, the Parties hereby agree that they shall follow the exit mechanism set out in this Clause.

7.3	If the Listing Project cannot be completed between the 24th and the 36th month of the Project Period, the Parties shall seek opportunities of selling the Group to any special purpose acquisition companies and/or private equity firms in the global capital market, at a price which is to be negotiated and mutually agreed by the Parties but in any event, unless otherwise agreed, not being lower than the aggregate amount of (i) Professional Fees paid or payable by MSB and/or its Affiliates and (ii) US$24 million under valuation (the “Proposed Acquisition”).

7.4	If both the Listing Project and the Proposed Acquisition are failed to complete within the Project Period, then upon expiry of the Project Period. MSB agrees to:

(a)	Transfer and procure all necessary parties to transfer all the remaining legal and beneficial interests of the Group acquired in the Listing Project at that time to Mr. Kwai or his nominee(s) at UNITED STATES DOLLARS TWO THOUSAND (US$2,000.00);

(b)	waive the recourse in relation to all Professional Fees paid or payable by MSB or its Affiliates against the Group; and

(c)	terminate the exclusive rights granted by the Company in Clause 6.

7.5	Without any fault committed by MSB, if Mr. Kwai has decided to withdraw the Listing Project within the Project Period, Mr. Kwai and/or the Group shall repay all Professional Fees paid by MSB, together with a sum of 20% of the Professional Fees so paid as a genuine pre-estimate of loss suffered by MSB as compensation.

8.	CONFIDENTIALITY

Save as required by law or requirements of any regulatory authorities or in order to comply with any legal or regulatory requirements, each of the Parties shall maintain strict confidence and secrecy in respect of all the terms of this Agreement or any information received or possessed by them or any or more of them in relation to the Business or any Group Company (save and except to their legal and financial advisors).

9.	REPRESENTATIONS AND WARRANTIES

9.1	Each Party represents and warrants to the other Party that:

(a)	(if it is a corporate entity) it is duly incorporated, it has taken all necessary action to authorise the execution of and the performance of its obligations under this Agreement by it, it has the power to enter into and to exercise its rights and to perform its obligations under this Agreement, and the obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable;

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(b)	neither execution nor performance of this Agreement will contravene any provision of (a) any existing law, treaty or regulation, (b) its memorandum or articles of association or other constitutional documents (as applicable); or (c) any obligation (contractual or otherwise) which is binding upon it, or upon any of its assets;

(c)	all consents, licences, approvals or authorisations of, exemptions by or registrations with or declarations by, any governmental or other authority required by it with respect to this Agreement and the performance thereof by it have been obtained or made, are valid and subsisting and will not be contravened by the execution or performance of this Agreement;

(d)	neither its execution nor its performance of this Agreement will result in the creation of, or oblige it to create or permit to subsist, an Encumbrance over any of its present or future assets or revenues; and

(e)	there are no reasonable grounds to suspect that it will not be able to pay its debts as and when they become due and payable.

9.2	The Company and Mr. Kwai represent and warrant to MSB that:

(a)	all of the information contained in Schedule 1 hereto is true and accurate in all material respects and not misleading (whether by inclusion or omission) in all respects. Except for the entities set forth in Schedule 1 hereto, the Company does not presently own or control, directly or indirectly, any interest in any other Person;

(b)	each Group Company is duly organised, validly existing and in good standing under the laws of the place of its incorporation and is conducting, and has conducted its business, operations and other activities and holds all its assets in compliance with the applicable laws in all material respects. Each Group Company is not in receivership or liquidation or has taken any steps to enter liquidation and no petition has been presented for winding up any Group Company and to the best knowledge of the Board, there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of Group Company; and

(c)	all presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable laws, pre-emptive rights of any Person and applicable contracts. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully paid (or subscribed for), and are, and as of the Completion Date, shall be, free of any and all Encumbrances.

10.	NOTICES

10.1	Each notice, demand or other communication given, delivered or made under this Agreement shall be in writing and delivered or sent to the relevant Party or Parties at the address set out below (or such other address as the addressee has by ten (10) days’ prior written notice specified to the other Party).

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MSB
Address	:	A122, 16/F, Tower 5, The Gateway, Harbour City, Tsim Sha Tsui, Hong Kong
Attention	:	Mr. Patrick Au

QML
Address	:	Unit 1301, Block C, Sea View Estate, 8 Watson Road, Tin Hau, Hong Kong
Attention	:	Mr. Kwai Bun

MMCL
Address	:	Unit 1301, Block C, Sea View Estate, 8 Watson Road, Tin Hau, Hong Kong
Attention	:	Mr. Kwai Bun

Mr. Kwai
Address	:	Unit 1301, Block C, Sea View Estate, 8 Watson Road, Tin Hau, Hong Kong
Attention	:	Mr. Kwai Bun

10.2	Each notice, demand or other communication to be given, delivered or made pursuant to this Clause shall be deemed so given, delivered or made (a) if sent by registered mail within one country on the third (3rd) Business Day after such notice, demand or communication, addressed as above provided, is delivered to a post office and a receipt therefore is issued thereby, (b) if sent by registered mail to another country on the sixth (6th) Business Day after such notice, demand or communication, addressed as above provided, is delivered to a post office and a receipt therefore is issued thereby, and (c) if sent by courier or personal delivery, when such notice, demand or communication is delivered to the appropriate address as above provided.

11.	COSTS AND EXPENSES

11.1	Each Party shall bear its own costs and expenses incurred in respect of the preparation and execution and performance of this Agreement and any agreements and documents ancillary to it.

11.2	All stamp duty payable on the transfer of the Company Shares (if any) shall be borne by MSB.

12.	MISCELLANEOUS

12.1	This Agreement shall be binding on and enure for the benefit of the estates, personal representatives, successors or assigns of the Parties respectively. None of the Parties hereto may assign this Agreement or the benefit of any provision in this Agreement without the prior written consent of all other Parties.

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12.2	No announcement or circular in connection with this Agreement or any matter arising therefrom shall be made or issued by or on behalf of any of the Parties hereto without the prior written approval of the Parties. The restrictions in this Clause shall not apply to any statement which is required to be made by Law or in accordance with the rules of any competent regulatory authority.

12.3	Nothing in this Agreement shall create or be deemed to create a partnership or the relationship of principal and agent or employer and employee between any of the Parties and no Party shall be responsible for the acts or omissions of the employees or representatives of the other Parties.

12.4	The illegality invalidity or unenforceability of any part of this Agreement shall not affect the legality validity or enforceability of any other part of this Agreement.

12.5	This Agreement constitutes the entire agreement and understanding between the Parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and neither Party has relied on any such proposals, representations, warranties, agreements or undertakings.

12.6	This Agreement may be executed in one or more counterparts each of which shall be binding on each Party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any Party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be Party hereto.

12.7	Time shall be of the essence of this Agreement.

12.8	The failure of any Party hereto at any time or times to require performance by any other Party of any provision of this Agreement shall in no way affect the right of such Party to require performance of that or any other provision and any waiver by any Party of any breach of a provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any other right under this Agreement.

12.9	Nothing contained herein is intended to grant to any third party any right to enforce any term hereof or to confer on any third party any right or benefit hereunder for the purposes of the Contracts (Rights of Third Parties) Ordinance (Cap. 623) and any enactment thereof and the application of the said Ordinance is expressly excluded.

12.10	Mr. Kwai shall perform such further acts and execute such further documents as may be reasonably required to vest the legal, beneficial and registered ownership of the Company Shares in MSB or its nominee(s) free from all Encumbrance and with all rights attached thereto and give effect to the obligations of Mr. Kwai under this Agreement.

12.11	Save as otherwise provided in this Agreement, all payments to be made under this Agreement shall be paid without set off or counterclaim or any restriction and condition and free and clear of any Taxation or any deductions or withholdings of any nature. If any deduction or withholding (on account of Taxation or otherwise) is required by Law to be made, the payer shall pay such additional amount as may be necessary to ensure that the payee receives the full amount due as if no deduction or withholding had been made.

13.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed in accordance with the laws of Hong Kong and each Party hereby submits to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed on the date first written above.

MSB

SIGNED by	)

AU PAK LUN PATRICK (區柏崙))

duly authorised for and on behalf of	)

MSB Global Capital Corp.	)

in the presence of:	)

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QML

SIGNED by	)

KWAI BUN (桂濱))

duly authorised for and on behalf of	)

Quantum Matrix Limited	)

in the presence of:	)

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MMCL

SIGNED by	)

KWAI BUN (桂濱))

duly authorised for and on behalf of	)

MANYMANY CREATIONS LIMITED	)

in the presence of:	)

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Mr. Kwai

SIGNED by	)

KWAI BUN (桂濱))

in the presence of:	)

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